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                                                                     Exhibit 2.3

                          ASSIGNMENT AND ASSUMPTION OF
             LESSEE'S INTEREST IN LEASE (Units 8 and 9, Palo Alto)
                   AND COVENANTS, CONDITIONS AND RESTRICTIONS
                 ON LEASEHOLD INTERESTS (Units 1-12, Palo Alto)

        This ASSIGNMENT AND ASSUMPTION OF LESSEE'S INTEREST IN LEASE AND COVENANTS, CONDITIONS AND RESTRICTIONS ON LEASEHOLD INTERESTS (this "Agreement"), dated for reference purposes only as of May 7, 1997, is entered into by and between VARIAN ASSOCIATES, INC., a Delaware corporation ("Assignor"), and NOVELLUS SYSTEMS, INC., a California corporation ("Assignee"), and shall be effective as of the Closing Date (as defined in Section 2.6.1. of the Asset Purchase Agreement dated as of May 7, 1997 (the "Asset Purchase Agreement"), by and between Assignor and Assignee). If the Asset Purchase Agreement shall terminate pursuant to Section 12 thereof, this Agreement shall terminate concurrently with the termination of the Asset Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement and the Environmental Agreement dated as of May 7, 1997 (the "Environmental Agreement"), between Assignor and Assignee.

                                    RECITALS

        WHEREAS, Assignor is the current lessee under that certain Lease from the Board of Trustees of The Leland Stanford Junior University ("Lessor"), as lessor, dated January 1, 1961, as amended by that certain Amendment to Lease and Agreement Adding Additional Land to Lease dated as of September 25, 1984, copies of which are attached hereto as Exhibit A and incorporated herein by this reference (the "Lease"), pursuant to which Assignor leases from Lessor certain real property described therein and located in Palo Alto, California, which is commonly referred to as Units 8 and 9 and is more particularly identified in the Lease (the "Premises");

        WHEREAS, Assignor is the current sublessor under that certain Sublease to Communications & Power Industries, Inc., a Delaware corporation, as Sublessee ("Sublessee"), dated August 10, 1995, a copy of which is attached hereto as Exhibit B and incorporated herein by this reference (the "Sublease"), pursuant to which Sublessee leases from Assignor that portion of the Premises commonly referred to as Unit 8 for non-exclusive ingress, egress and parking purposes; and

        WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, all of Assignor's rights, title, interests, privileges and obligations as a lessee under the Lease, including, but not limited to, its rights and obligations as sublessor under the Sublease, on the terms and conditions set forth herein.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereto agree as follows:
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         1.       Assignment. Assignor does hereby sell, assign, transfer and set over to Assignee (i) all of Assignor's rights, title, interests, privileges and benefits as lessee in, to, and under the Lease, including, but not limited to, Assignor's rights as sublessor under the Sublease, and (ii) all of Assignor's rights, title, interests, privileges and benefits in and to the Premises.

         2. Acceptance. Assignee hereby accepts the within assignment and, in addition, does hereby covenant and agree, for the benefit of Assignor and Lessor, to faithfully observe, keep, perform and fulfill all of the terms, covenants, conditions and obligations required to be observed, performed and fulfilled by the lessee under the Lease accruing from and after the Closing Date, including but not limited to, such of the obligations required to be observed, performed and fulfilled by the sublessor under the Sublease.

         3. Consent. This Agreement shall not be effective until the consent of Lessor required under Section 12(a) of the Lease is obtained.

         4.       Environmental.

                  a. Use of Hazardous Materials. Assignee shall not engage in any activity in, on or about the Premises (or permit any of its agents, employees, invitees or licensees to engage in any activity in, on or about the Premises) which involves the use or handling of Hazardous Materials except in compliance with Environmental Laws. Notwithstanding anything to the contrary contained herein, in no event shall Assignee, its agents or employees introduce, in any manner, any Hazardous Materials in, on, under or about the Premises through the plumbing, HVAC and/or sewer systems servicing any portion of the Premises except in compliance with Environmental Laws. From and after the Closing Date, Assignee shall be solely responsible for providing any notice required by Environmental Laws of the generation, possession, manufacture, storage, use, transportation, handling, treatment, release, deposit and/or disposal, on or after the Closing Date, of any Hazardous Materials on, under or about the Premises, including, without limitation, all notices required by California Health and Safety Code Sections 25359.6 and 25249-5 et seq.

         Assignee shall provide to Assignor copies of the Hazardous Material Business Plan and Hazardous Material inventories submitted annually to the local administering agency. In addition, Assignee shall provide to Assignor copies of all changes and revisions that require additional approval from the administering agency.

                  b. Duty to Inform Assignor. If Assignee knows that Hazardous Materials have been released or are threatened to be released by Assignee (or any of its agents, employees, invitees or licensees) in, on, under or about the Premises in violation of Environmental Laws, other than as previously consented to or known by Assignor, Assignee shall as soon as possible (but in any event within twenty-four (24) hours) give written notice of such fact to Assignor. Notice shall be given immediately if the release or threatened release (i) is likely to come in contact with soil or groundwater, (ii) is more than one pound by weight, or (iii) cannot be cleaned up within 15 minutes. Assignee shall also as soon as possible (but in any event within twenty-four
(24) hours) give Assignor a copy of any statement, report, notice, claim, initial action or proceeding given to, or received from, any governmental authority or private party concerning the release or threatened release. Except as provided in the Environmental Agreement, Assignee




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acknowledges that it, and not Assignor, is in charge of the Premises for purposes of all reporting requirements arising on or after the Closing Date under any Environmental Laws.

The reporting shall include at a minimum:

        (1)     The exact location of the release or threatened release;

        (2) The name of the person reporting the release or the threatened release;

        (3) The Hazardous Material involved in the release or threatened release;

        (4)     An estimate of the quantity of Hazardous Materials involved;
                and

        (5) If known, the potential health hazards presented by the Hazardous Material involved in the release or threatened release.

                c. Requirements for Transfer: Storage. Assignee shall cause all transportation of Hazardous Materials from the Premises to be performed in accordance with applicable Environmental Laws. Assignee shall meet the following requirements for any transfer of Hazardous Materials and waste over, or storage of Hazardous Materials and waste on, the Premises.

        (1) Only personnel who have been trained to respond to Hazardous Material spills and who have been trained in Hazardous Material management principles shall transfer Hazardous Materials.

        (2) Hazardous Materials and waste must not be stored in any outdoor areas of the Premises.

                d. Compliance with Laws. Assignee shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Assignee's use of the Premises and shall otherwise comply with all applicable Environmental Laws.

        5. Assignee Indemnity. Except for matters subject to indemnification pursuant to the Environmental Agreement, the parties' indemnification obligations for which are set forth in the Environmental Agreement, Assignee covenants and agrees to indemnify, protect, defend, and hold Assignor harmless from and against any and all liabilities, obligations, claims, damages, loss, cost and expense (including, without limitation, reasonable attorneys' fees) arising from the nonobservance, nonperformance, or nonfulfillment by Assignee of any of the terms, covenants, conditions or obligations to be observed, performed or fulfilled by Assignee, as lessee under the Lease or as sublessor under the Sublease, on or after the date of this Agreement.

        6. Assignor Indemnity. Except for matters subject to indemnification pursuant to the Environmental Agreement, the parties' indemnification obligations for which are set forth in the Environmental Agreement, Assignor covenants and agrees to indemnify, protect, defend, and hold Assignee harmless from and against any and all liabilities, obligations, claims, damages, loss






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cost and expense (including, without limitation, reasonable attorneys' fees)
arising from the nonobservance, nonperformance, or nonfulfillment by Assignor of any of the terms, covenants, conditions or obligations to be observed, performed or fulfilled by Assignor, as lessee under the Lease or as sublessor under the Sublease, prior to the date of this Agreement.

        7. Attorneys' Fees. In the event legal action is commenced to enforce or interpret any provision of or right under this Agreement, the prevailing party shall be entitled to recover its costs and expenses incurred, including reasonable attorneys' fees, from the party not prevailing. However, costs and expenses, including attorneys' fees, incurred in arbitration shall be provided by the terms of Section 13.8 of the Asset Purchase Agreement.

        8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto. The words "Assignor" and "Assignee," wherever used herein shall include the persons and entities named herein or in the Lease or Sublease and designated as such and their respective heirs, legal representatives, successors and assigns.

        9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly performed in the State of California by California residents.

        10. ARBITRATION OF DISPUTES. Any dispute, controversy or claim between the parties relating to, arising out of, or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled in accordance with Section 13.8 of the Asset Purchase Agreement.

"NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY." "WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE






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TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE INCLUDED IN THE
'ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION."

                                                      [SIG]
                                    Assignor:_______________________________

                                                      [SIG]
                                    Assignee:_______________________________

        11. Environmental Agreement. The assignment set forth in this Agreement is explicitly made subject to all of the rights of Assignor in and under the Environmental Agreement, which rights are reserved unto Assignor and shall continue notwithstanding any early termination of the Lease.

        12. Covenants, Conditions, and Restrictions. (a) Assignor and Assignee acknowledge that (i) the Premises and (ii) certain contiguous property in which Assignor or other parties hold a leasehold interest, as more particularly described on Exhibit C attached hereto and incorporated herein by this reference (the "Contiguous Property"), may be treated by the City of Palo Alto, California (the "City") as one unit for purposes of determining compliance with the City's zoning and land use ordinances and regulations. Accordingly, from time to time, if either of Assignee or Assignor intends to undertake construction (i) of a new building with a gross square footage greater than five percent (5%) of the gross square footage of the existing buildings or (ii) which will increase by more than ten percent (10%) the gross square footage of any existing building, located on the Premises or the Contiguous Property, respectively, prior to contacting the City regarding such construction such party shall notify the other parties, in writing, and consult with the other parties regarding the potential impact of the proposed construction. Nothing contained in this Subsection (a) shall create any obligation on the part of Assignor or Assignee to request or obtain the consent of the other parties in connection with any such construction.

        (b) In the event that all or a substantial portion of the improvements located on both the Premises and the Contiguous Property are substantially destroyed by casualty and the City's zoning and land use ordinances and regulations permit there to be rebuilt less than the total number of gross square feet of improvements existing immediately before such casualty, Assignee agrees to bear its pro rata share of such reduction, in accordance with the gross square footage of improvements located on the Premises and the Contiguous Property immediately before such casualty.

The covenants, conditions, and restrictions set forth in this Section shall run with the land and benefit and be binding upon the Premises and the respective successors and assigns of the parties hereto,

        13. Agreement to be Recorded: Notice of Sublease. Assignor and Assignee shall, upon request of the other, execute, acknowledge and deliver a short form memorandum of this Agreement (and any amendment hereto or consolidation hereof), in form suitable for recording.








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        14.     Counterparts. This Agreement may be executed in multiple
counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. The signature page and acknowledgment of any counterpart may be removed therefrom and attached to any other counterpart to evidence execution thereof by all of the parties hereto without affecting the validity thereof.

        15. Entire Agreement. Miscellaneous. This Agreement, together with the Asset Purchase Agreement and the Environmental Agreement, expresses the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous proposals, agreements, representations and understandings, whether written or oral, with respect to the subject matter. This Agreement may not be amended or modified except in writing signed by each of the parties to the Agreement. This Agreement shall be construed as to its fair meaning and not strictly for or against either party. The headings hereof are descriptive only and not to be construed in interpreting the provisions hereof.

        16. Representations. Assignor hereby represents and warrants to Assignee, as of the date hereof, that (i) the copy of the Lease attached hereto as Exhibit A and the copy of the Sublease attached hereto as Exhibit B are true, complete and correct copies of the Lease and the Sublease, respectively; (ii) the Lease and the Sublease are in full force and effect and have not been amended, supplemented or modified in any material manner; (iii) neither Assignor nor, to Assignor's knowledge (as such term is defined in the Asset Purchase Agreement), Lessor is in material default (beyond any applicable cure or grace period) under any terms of the Lease; and (iv) neither Assignor nor, to Assignor's knowledge (as such term is defined in the Asset Purchase Agreement), Sublessee is in material default (beyond any applicable cure or grace period) under any terms of the Sublease.















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        IN WITNESS WHEREOF. the parties hereto have executed and entered into this Agreement as of the date first above written.


                                    Assignor:

                                    VARIAN ASSOCIATES


                                    By:    Robert A. Lemos
                                        --------------------------------------
                                    Name:  Robert A. Lemos
                                        --------------------------------------
                                    Title:  Vice President, Finance and
                                        --------------------------------------
                                           Chief Financial Officer

                                    Assignee:

                                    NOVELLUS SYSTEMS, INC.






                                    By:  John Chenault
                                       ---------------------------------------
                                   Name: John Chenault
                                        --------------------------------------
                                   Title: Executive Vice President, Operations











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Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits to this
Assignment and Assumption of Lessee's Interest in Lease (Units 8 and 9, Palo
Alto) and Covenants, Conditions and Restrictions on Leasehold Interests (Units 1-12, Palo Alto) have been omitted. Such exhibits will be submitted to the Securities and Exchange Commission upon request.

Exhibit A: A copy of the assigned Lease.

Exhibit B: A copy of a Sublease, pursuant to which portions of the parking subject to the Lease are subleased, on a nonexclusive basis, to a third-party.

Exhibit C: Certain contiguous property